Exhibit 99.1

MARINEMAX REPORTS 2019 FIRST QUARTER RESULTS

~ Record December Quarter Revenue of $242 Million ~

~ December Quarter Pretax Earnings Reach Record Level ~

~ December Quarter Net Income Exceeds $4.9 Million ~

~ Reiterates Fiscal Year 2019 Guidance ~

CLEARWATER, FL, January 23, 2019 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its first quarter ended December 31, 2018.

Revenue grew over $5.0 million, or 2% to $241.9 for the quarter ended December 31, 2018 from $236.9 million in the comparable period last year. Same-store sales were up approximately 1%, in the quarter. This caps a five-year period in which the December quarter has grown a cumulative 82% in same-store sales growth. The December quarter is typically the Company’s smallest revenue quarter of the year, which often results in a loss quarter for most marine dealers.

The Company, for the fifth consecutive year, produced a profitable December quarter. Pretax earnings rose modestly to $6.5 million, which exceeded the record pretax earnings level attained in the December quarter last year.   Included in the quarter ended December 31, 2017, is an increase in the Company’s income tax provision of $889,000 or $0.04 per diluted share, resulting from a re-measurement of the Company’s deferred tax assets and liabilities, as a result of the 2017 Tax Cuts and Jobs Act.  For the quarter ended December 31, 2018, the Company produced net income of $4.9 million and earnings per diluted share grew over 10% to $0.21, compared to $0.19 in prior year quarter. Absent the tax provision increase in the December quarter last year, the earnings per diluted share would have been $0.23.

W. Brett McGill, Chief Executive Officer and President, stated, “Our customer centric approach, combined with having the right products, along with our team’s strong execution, contributed meaningfully to our efforts to produce a record quarter of sustained cash flow and earnings in our December quarter.  We are pleased that our disciplined efforts continue to result in improved gross margins with strong year-over-year growth for the quarter.  We outperformed relative to our historical expectations for our December quarter as our mix of sales in the quarter was fairly balanced across all segments, with an edge toward larger product.”

Mr. McGill continued, “We ended the quarter well-positioned in terms of inventory, along with considerable balance sheet strength and liquidity.  This positions us well for the upcoming selling season and allows us to take advantage of opportunities as they arise. With positive energy and sales coming from the early boat shows, we remain confident entering this important part of the year while working to build additional long-term value for our shareholders.”

2019 Guidance

Based on current business conditions, retail trends and other factors, the Company is reiterating its previously issued expectations for fully taxed earnings per diluted share to be in the range of $1.85 to $1.95 for fiscal 2019. This compares to a non-GAAP adjusted, but fully taxed, diluted earnings per share of $1.70 in fiscal 2018. These expectations do not take into account, or give effect for, material acquisitions that may be completed by the Company during fiscal 2019 or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler,  Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, NauticStar, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 63 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the Company's anticipated financial results for the first quarter ended December 31, 2018; the Company’s positioning for the upcoming selling season; and the Company’s confidence and ability to build additional long-term value. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2018 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Michael H. McLambBrad Cohen

Chief Financial Officer              ICR, LLC.

Abbey Heimensen203.682.8211

Public Relationsbcohen@icrinc.com

MarineMax, Inc.

727.531.1700

~ more ~

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2018	2017
Revenue	$241,937	$236,921
Cost of sales	178,459	177,672
Gross profit	63,478	59,249

Selling, general, and administrative expenses	54,492	50,246
Income from operations	8,986	9,003

Interest expense	2,516	2,542
Income before income tax provision	6,470	6,461

Income tax provision	1,560	2,249
Net income	$4,910	$4,212

Basic net income per common share	$0.22	$0.19

Diluted net income per common share	$0.21	$0.19

Weighted average number of common shares used in computing net income per common share:

Basic	22,779,567	21,986,981
Diluted	23,400,685	22,712,648

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,581	$35,566
Accounts receivable, net	25,711	28,726
Inventories, net	445,465	440,720
Prepaid expenses and other current assets	10,904	6,615
Total current assets	520,661	511,627

Property and equipment, net	138,730	127,407
Other long-term assets, net	33,715	30,404
Deferred tax assets, net	2,588	7,471
Total assets	$695,694	$676,909
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,840	$10,366
Customer deposits	21,071	19,622
Accrued expenses	29,790	26,940
Short-term borrowings	270,715	307,739
Total current liabilities	333,416	364,667
Long-term liabilities	840	2,786
Total liabilities	334,256	367,453
STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	27	27
Additional paid-in capital	265,516	253,714
Retained earnings	171,380	130,971
Treasury stock	(75,485)	(75,256)
Total stockholders’ equity	361,438	309,456
Total liabilities and stockholders’ equity	$695,694	$676,909

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